Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 11, 2014 on the consolidated balance sheets of Uranerz Energy Corporation (the “Company”) as at December 31, 2013 and 2012 and the related consolidated statements of comprehensive loss, cash flows and stockholders’ equity (deficit) for each of the three years in the period ended December 31, 2013 and accumulated from May 26, 1999 (Date of Inception) to December 31, 2013 and our report on the effectiveness of internal control over financial reporting dated March 11, 2014, included in the Company’s Form 10-K for the year ended December 31, 2013, which is incorporated by reference in the Company’s Form S-3 Registration Statement (SEC File No. 333-176505) and Form S-8 Registration Statements (SEC File Nos. 333-129843 and 333-175604).

/s/ “Manning Elliott LLP”

CHARTERED ACCOUNTANTS

Vancouver, Canada

March 11, 2014